EX-99.1
PRESS RELEASE

PRESS RELEASE

FOR IMMEDIATE RELEASE                                                                            AUGUST 9, 2005

Contact:        Andrew Reid

Tel: (702) 898-6004 Fax (702) 898-6012
Info@stellar-resources.com
www.stellar-resources.com

STELLAR RESOURCES, LTD. APPROVED FOR QUOTATION
ON THE OTC BULLETIN BOARD

Stock will Trade as “SELR”

           LAS VEGAS (August 9, 2005) Stellar Resources, Ltd. (Bulletin Board Symbol - SELR), announced that shares of its common stock have been approved for an unpriced quotation on the Over-the-counter Bulletin Board in the United States and will be quoted under the ticker symbol “SELR.”

           Stellar President, Andrew Reid commented, “We believe that this is a step forward in improving the liquidity of our shares, and a notable event for Stellar shareholders and that quotation of our stock on the Bulletin Board will expose our company to more investors in the financial community.”

STELLAR RESOURCES, LTD. APPROVED FOR QUOTATION

           Stellar Resources, Ltd. advises stockholders that Rule 144 promulgated under the Securities Act of 1933, as amended, may enable certain stockholders to sell some or all of their shares in the open market without using the Registration Statement to effect those sales. Under Rule 144, stockholders who have held their shares for more than one year may effect sales under that Rule, subject to certain information requirements and volume and manner of sale restrictions. Stockholders who have held their shares for more than two years and who are not “affiliates” of Stellar and have not been affiliates of Stellar for at least three months may freely resell their shares without restriction under Rule 144(k). Any sales must be made in accordance with applicable state securities laws. STOCKHOLDERS SHOULD DISCUSS WITH THEIR BROKERS OR OTHER FINANCIAL ADVISORS THE RESTRICTIONS ON TRANSFER OF STELLAR SHARES THAT MAY APPLY TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

ABOUT STELLAR RESOURCES, LTD.

           Stellar Resources, Inc. (OTC BB: SELR) is an exploration-stage company. Our primary objective is to acquire and explore potential diamond projects in Canada that are suitable for advancement into feasibility stage and production. Extensive exploration and sampling of rock from the mineral claims will be required before we can make an evaluation as to the economic feasibility of developing or finding valuable diamond deposits on these mineral claims. We have not, as yet, identified any diamonds on the properties. Our proposed exploration program is designed to search for diamonds in commercially exploitable quantities.

FORWARD LOOKING STATEMENT

           Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, including those detailed in the Company’s filings with the Securities and Exchange Commission, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.